CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Interests of Name Experts and Counsel” in the Registration Statement on Form S-8 and related prospectus of Eurasian Minerals Inc. (the “Company”) pertaining to the Company’s Stock Option Plan and the incorporation by reference therein of our report dated March 30, 2016 with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission.

/s/ Davidson & Company LLP

Davidson & Company LLP
Chartered Professional Accountants
Vancouver, Canada

September 20, 2016